December 2009 Pricing Sheet dated December 30, 2009 relating to Preliminary Pricing Supplement No. 273 dated December 23, 2009 to Registration Statement No. 333-156423 Filed Pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Commodities
Buffered Securities Based on the Value of the Dow Jones-UBS Commodity IndexSM due January 7, 2013
PRICING TERMS – DECEMBER 30, 2009
Issuer:	Morgan Stanley
Maturity date:	January 7, 2013
Underlying index:	Dow Jones-UBS Commodity IndexSM
Aggregate principal amount:	$3,250,000
Payment at maturity:		At maturity, you will receive an amount per security equal to:
	•	If the final index value is greater than the initial index value: $1,000 + upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
•
If the final index value is less than or equal to the initial index value but greater than or equal to 85% of the initial index value, meaning the underlying index has declined in value by an amount less than or equal to the buffer amount of 15%:
$1,000

•
If the final index value is less than 85% of the initial index value, meaning the underlying index has declined in value by an amount greater than the buffer amount of 15%:
($1,000 x index performance factor) + $150
This amount will be less than the stated principal amount of $1,000.  However, under no circumstances will the amount due at maturity be less than $150 per security.

Upside payment:	$1,000 x participation rate x index percent increase
Participation rate:	100%
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	139.4723, which is the official settlement price of the underlying index on the pricing date
Final index value:	The official settlement price of the underlying index on the valuation date
Valuation date:	January 2, 2013, subject to adjustment for certain market disruption events
Buffer amount:	15%
Minimum payment at maturity:	$150 per security (15% of the stated principal amount)
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$1,550 per security (155% of the stated principal amount)
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	December 30, 2009
Original issue date:	January 5, 2010
CUSIP:	617482JE5
ISIN:	US617482JE52
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per security	$1,000	$21	$979
Total	$3,250,000	$68,250	$3,181,750
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of $21 for each security they sell.  For additional information, see “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

“Dow Jones®”, “DJ”, “UBS”, “Dow Jones-UBS Commodity IndexSM”, “DJ-UBSSM” and “DJ-UBSCISM” are service marks of Dow Jones & Company, Inc. (“Dow Jones”) and UBS AG, as the case may be, and have been licensed for use for certain purposes by Morgan Stanley.  The securities are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities LLC or any of their subsidiaries or affiliates.  None of Dow Jones, UBS AG, UBS Securities LLC or any of their subsidiaries or affiliates makes any representation regarding the advisability of investing in the securities.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 273 dated December 23, 2009
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

THE SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.